Exhibit 99.1

Phibro Animal Health Corporation Acquires Business of Osprey Biotechnics, Inc.

TEANECK, N.J., August 1, 2019 (Business Wire) – Phibro Animal Health Corporation (“Phibro”) (NASDAQ:PAHC) today announced it has acquired the business and assets of Osprey Biotechnics, Inc. (“Osprey”), a privately held developer and marketer of innovative microbial products. Acquiring the Osprey business strengthens Phibro’s portfolio of nutritional specialty products and provides new opportunities in a fast-growing sector of the animal health industry. Osprey manufacturers and markets numerous products for a variety of applications and industries. Osprey also produces the key components for Phibro’s recently launched Provia Prime™ direct fed microbial product for poultry.

“Osprey is a great business run by people we deeply respect. This acquisition provides Phibro with new product opportunities and a cutting-edge organization with strong manufacturing capabilities,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “Osprey’s proven and ever-expanding library of microbial strains will serve as an excellent platform for growth within the animal health industry as well as in burgeoning agriculture adjacencies such as seed coatings.”

“We are excited to join the Phibro family,” said Lauren Danielson, Chief Executive Officer of Osprey. “Partnering with Phibro opens up even more opportunities for our business, as it allows us to leverage Phibro’s proven expertise in nutritional specialty products that help improve animal health, productivity and profitability. We are also excited about the ability to scale our fermentation capacity, utilizing Phibro’s current footprint, to further service our customers. The value of this transaction is a testament to the highly skilled, innovative and hard-working people of Osprey.”

“We welcome Osprey’s dedicated team of employees to Phibro, and we are thrilled that Osprey’s leadership of Lauren Danielson and Vince Scuilla will continue as leaders of our microbial business as we integrate Osprey into Phibro,” said Larry Miller, Phibro’s Chief Operating Officer. “Our employees share similar values and have a shared vision for working collaboratively with customers to help identify and provide solutions. We value the longstanding strategic relationships Osprey has built with its many customers across multiple industries, and we look forward to continuing to develop and strengthen these partnerships.”

Phibro expects the transaction to be accretive to adjusted EBITDA and adjusted diluted EPS for the fiscal year ending June 30, 2020. Phibro funded the acquisition through its existing credit facilities.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:

Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

or

investor.relations@pahc.com